Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2026, relating to the financial statements and financial highlights of Taylor Frigon Core Growth Fund, a series of PFS Funds, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, CO

March 24, 2026